Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmconnell@digimarc.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

Digimarc Receives Further Extension from Nasdaq Listing Qualifications
Panel to Regain Compliance with Listing Requirements

Beaverton, Ore. — Mar. 23, 2005 — Digimarc Corporation (NASDAQ: DMRCE) today announced that the Nasdaq Listing Qualifications Panel has granted the Company’s request to extend the current deadline to file both the Company’s Form 10-Q for the third quarter of 2004 and Form 10-K for the year ended December 31, 2004, including all required restatements of prior period financial results.  The Panel’s decision extends the deadline from March 16, 2005 to March 31, 2005 for the Company to file its Form 10-Q and Form 10-K.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications.  Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 187 issued U.S. patents with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, changes in economic, business, competitive, technological and/or regulatory factors and trends.  The Company is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by the Company with the Securities and Exchange Commission, including the Company’s Form 10-Q for the fiscal quarter ended June 30, 2004, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks Related to Our Market” and in Part I, Item 4 thereof (“Controls and Procedures”).